Total Return Securities Fund N-2

Exhibit (r)(ii)

BULLDOG INVESTORS, LLP

CODE OF ETHICS

Dated: March 2025

I.	INTRODUCTION

This Code of Ethics sets forth the ethical principles of Bulldog Investors. It also sets forth certain policies and procedures for our principals and employees that are intended to promote behavior that is consistent with these principles.

It is impossible to contemplate every situation and contingency. If you are ever unsure as to whether to take an action that may be inconsistent with our core values, please consult with the Chief Compliance Officer before acting.

A.        The Code’s Principles. The Code is based on the following principles:

Clients Come First.

Supervised Persons of Bulldog Investors owe a fiduciary duty to clients of Bulldog Investors and must try to minimize activities, interests and relationships that might interfere with making decisions in the best interests of clients. A Supervised Person shall not induce a client to take action, or not to take action, for the Supervised Person’s personal benefit, rather than for the benefit of such client. For example, a Supervised Person would violate this Code by causing a client to purchase a Security owned by the Supervised Person for the purpose of increasing the price of that Security.

Do Not Take Advantage.

Supervised Persons may not use their knowledge of open, executed, or pending client portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of the identity, size, or price of a client’s portfolio holding to engage in short-term or other abusive trading.

Avoid Conflicts of Interest.

Supervised Persons must try to avoid activities, perquisites, gifts, or receipt of investment opportunities that could interfere with the Supervised Person’s ability to act objectively and effectively in the best interests of Bulldog Investors and its clients.

Compliance with Applicable Law.

The Federal Securities Laws require us to include a provision in the Code that requires Supervised Persons to comply with applicable Federal Securities Laws. Please consult with the Chief Compliance Officer if you are unsure whether your conduct complies with the Federal Securities Laws.

B.       Duty to Report Violations. Supervised Persons must promptly report all violations of this Code to the Chief Compliance Officer.

II.	PERSONAL SECURITIES TRANSACTIONS

A.          Personal Trading Procedures.

1.     No Access Person may purchase or sell, directly or indirectly, any security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership without first receiving pre-clearance from the Chief Compliance Officer. Access Persons may seek pre-clearance of a trade by contacting the Chief Compliance Officer (or a person authorized to act in her absence) by phone or email to relay the details of the proposed transaction.

a.      The Chief Compliance Officer shall maintain a current list of all securities which are held by one or more clients of Bulldog Investors (“Restricted List”). Pre-clearance of a securities transaction shall generally be granted based on the determination that such security is not included on the Restricted List. In addition, the Chief Compliance Officer may pre-clear a transaction in a security on the Restricted List, if the Head Trader or a partner of Bulldog Investors provides confirmation that there is no present intention to trade in such security on behalf of any client account.

b.      Any such pre-clearance is valid until the end of the business week in which it was granted. If the Access Person is placing an “open order,” the “open order” must be placed (but need not be effected) prior to the end of the business week in which pre-clearance was granted.

c.      In the event of the Chief Compliance Officer’s unavailability, or if such purchase or sale is to be undertaken by the Chief Compliance Officer, pre-clearance shall be obtained from a partner of Bulldog Investors.

2.     Although the purchase or sale of shares of SPE, PCF or SWZ by Access Persons is not otherwise prohibited by this Code, no Access Person may purchase or sell shares of SPE, PCF or SWZ while in possession of material, nonpublic information that could reasonably be expected to affect the market price and/or net asset value of such Fund.

B.          Exemptions From Certain Prohibitions. The pre-clearance requirement described in paragraph II A. above does not apply to:

1.     any personal securities transaction which is non-volitional on the part of the Access Person, including without limitation transactions effected as a result of participation by such Access Person in a dividend reinvestment plan, or transactions effected on behalf of such Access Person by an unaffiliated investment adviser with discretionary authority over such Access Person’s account;

2      any purchase effected upon the exercise of rights issued by (and acquired from) an issuer pro rata to all holders of a class of its securities, and sales of the rights so acquired and any sale pursuant to a tender offer;

3.     any personal securities transaction in US government securities, bank certificates of deposit, shares of money market funds, or shares of open-end funds;

4.     other than participation in initial public offerings (“IPOs”), any personal securities transaction executed in Proprietary Accounts and placed by the Portfolio Manager1; and

5.     other than participation in IPOs, any personal securities transaction totaling less than $20,000.

C.	Reporting Requirements.

1.       Initial and Periodic Disclosure of Personal Holdings by Access Persons. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, Bulldog Investors shall provide each Access Person a copy of this Code, and each Access Person must acknowledge in writing its receipt and review of the Code. In addition, on an annual basis, each Access Person must identify all Securities in which such Access Person has a Beneficial Interest. Such acknowledgment and identification of Securities shall be made on the Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report or by alternative means approved by the Chief Compliance Officer. A copy of the Report is attached as Appendix 1. The information regarding Securities holdings must be current as of a date no more than 45 days prior to the individual becoming an Access Person or the submission of the annual acknowledgment and report.

2.       Transaction and Statement Reporting Requirements. An Access Person must arrange for the Chief Compliance Officer to have electronic access to, or receive directly from any broker, dealer, or bank that effects any securities transaction in which the Access Person has or acquires a Beneficial Interest, duplicate statements for each Brokerage Account in which such Access Person has a Beneficial Interest.

If an Access Person opens an account at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Access Person must promptly notify the Chief Compliance Officer of the existence of the account and make arrangements to comply with the requirements set forth herein.

3.       Exception from Reporting Requirements. Access Persons need not submit any report with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control.

4.       Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the partners of Bulldog Investors, SPE, PCF, SWZ and their boards, the Chief Compliance Officer, any individual or entity conducting an internal audit or examination of Bulldog Investors, any party to which any investigation is referred by any of the foregoing, and any attorney or agent of the foregoing.

1 Such Portfolio Manager shall ensure that all such trades are in compliance with the Rule 17j-1 Codes of Ethics to which the holder of such Proprietary Account is subject, including SPE, PCF and SWZ.

E.          Review of Reports. The Chief Compliance Officer shall review at least quarterly all reports submitted by Access Persons under this Code of Ethics, or statements to which the Chief Compliance Officer has been granted electronic access or has received directly from any broker, dealer, or bank pursuant to paragraph II.C.2 of this Code, and shall compare such individual reports or statements with pre-clearances granted to each Access Person. The Chief Compliance Officer shall report to the partners of Bulldog Investors promptly following the receipt of any report which indicates that an Access Person entered into a securities transaction which violated the prohibitions contained in Section II of this Code. The Chief Compliance Officer shall also report to the partners any apparent violations of the reporting requirement, any transaction not required to be reported but which the Chief Compliance Officer nevertheless believes to be a violation of this Code of Ethics, and any other act or practice which the Chief Compliance Officer believes to be a violation of this Code of Ethics.

III.	FIDUCIARY DUTIES

A.         Confidentiality. Supervised Persons are prohibited from revealing nonpublic information relating to a client, or a client’s portfolio holdings, except to persons whose responsibilities require knowledge of the information or in the ordinary course of business. Subject to Bulldog Investors’ fiduciary obligation to its clients, such prohibition is not intended to preclude Principals of Bulldog Investors from discussing with others Bulldog Investors’ activities (or proposed activities).

B.          Gifts and Entertainment. The following provisions on Gifts and Entertainment apply to all Supervised Persons.

1.       Prohibition Against Giving or Receiving Cash or Cash Equivalents. Without the prior, written approval of the Chief Compliance Officer, a Supervised Person and members of his or her Immediate Family may not offer, give, solicit, or receive cash or cash equivalents to or from any prospects, clients, brokers, vendors or other firms or persons with which Bulldog Investors does, or may do, business. Cash equivalents include gratuities, loans, and expense reimbursements.

2.       Accepting Gifts and Entertainment. On occasion, because of their position with Bulldog Investors, Supervised Persons may be offered, or may receive without notice, Gifts or Entertainment from clients, brokers, vendors, or other persons affiliated with such entities. In no event may a Supervised Person accept a Gift or Entertainment if that person feels that he or she will become obligated to repay the donor with corporate business. Gifts or Entertainment of a nominal value (i.e., gifts from one source that have a value reasonably determined by the Supervised Person of no more than $250 per year) may be accepted. If a Supervised Person receives any Gift or Entertainment that has more than a nominal value (greater than $250 per year, as reasonably determined by the Supervised Person), the Supervised Person must immediately inform the Chief Compliance Officer and may not accept such Gift or Entertainment without the prior written consent of the Chief Compliance Officer.

3.       Prohibition Against Soliciting Gifts or Entertainment. Supervised Persons may not solicit Gifts, gratuities, or Entertainment.

4.       Giving Gifts or Entertainment. Without the written approval of the Chief Compliance Officer, neither Bulldog Investors nor any Supervised Person may give Gifts or Entertainment with an aggregate value in excess of $250 per year to financial organizations, including exchanges, other member organizations, commodity firms, news media, SPE, PCF or SWZ.

5.       Recordkeeping. The Chief Compliance Officer will maintain a written log of all Gifts and Entertainment that have been reported or approved and exceed the nominal value.

C.         Corporate Opportunities. Supervised Persons may not take personal advantage of any opportunity properly belonging to a client or Bulldog Investors. For example, a Supervised Person should not request permission to acquire a Beneficial Interest in a Security pursuant to a private placement or initial public offering without first evaluating whether such Security is appropriate for a client.

D.         Undue Influence. Supervised Persons may not cause or attempt to cause a client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Supervised Person. If a Supervised Person stands to benefit materially from an investment decision for a client, and the Supervised Person is making or participating in the investment decision, then the Supervised Person must disclose the potential benefit to a Portfolio Manager and the Chief Compliance Officer. The Chief Compliance Officer must determine whether or not the Supervised Person will be restricted in making or participating in the investment decision.

E.          Avoid Conflicts of Interest. Supervised Persons must be cognizant of potential conflicts of interest that may call into question the independence of their judgment. This may include Gifts, personal relationships, or business dealings. Supervised Persons are required to disclose any relationships that may present a potential conflict of interest when they are designated an Access Person, as well as on an annual basis. The Disclosure Statement for Potential Conflicts of Interest is attached as Appendix 4. Supervised Persons should also promptly update their conflict disclosure form if they become aware of any new relationships that could present a potential conflict of interest.

F.          Outside Business Activities. All Supervised Persons are required to disclose their Outside Business Activities. Outside Business Activities should be disclosed when the Supervised Person is designated a Supervised Person, as well as on an annual basis. The Outside Business Activities Disclosure form is attached as Appendix 5. Supervised Persons should also promptly update their Outside Business Activities Disclosure form if they engage in a previous unreported outside business activity.

No Supervised Person may serve on the board of directors of a publicly-held company absent notification to the Chief Compliance Officer.

IV.	COMPLIANCE WITH THE CODE OF ETHICS

A.	Administration of the Code of Ethics

1.          Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall, as necessary, report the results of each investigation to the partners of Bulldog Investors and to SPE, PCF and SWZ if they require such information. Material violations of the Code shall be reported to the Board of SPE. PCF and SWZ.

2.           Periodic Review. The Chief Compliance Officer will review the Code periodically in light of legal and business developments and experience in implementing the Code, and will recommend such amendments as are deemed appropriate. Promptly following each material amendment, a new version of the Code will be delivered to each Supervised Person and each Supervised Person will be required to acknowledge in writing his receipt of any new version of the Code.

B.	Remedies

1.         Sanctions. If the Chief Compliance Officer determines that a Supervised Person has committed a violation of the Code, Bulldog Investors may impose sanctions and take other actions as deemed appropriate. In particular, a violation of Section II.A. of this Code may result first only in a warning to the Access Person causing such violation, and subsequent violations will require disgorgement by such Access Person to charity of the following amounts with respect to each security transaction which caused the violation of Section II.A:

a. $500 if such security was not on the Restricted List at the time of trade; or

b. $1,000 if such security was on the Restricted List at the time of trade.

C.               Exceptions to the Code. The Chief Compliance Officer may grant exceptions to the procedural requirements of the Code on a case-by-case basis if, in her opinion, the proposed conduct involves negligible opportunity for abuse.

D.              Inquiries Regarding the Code. The Chief Compliance Officer or an authorized designee will answer any questions about this Code or any related matters.

V.	DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means:

(1)          every partner or officer of Bulldog Investors;

(2)          every employee of Bulldog Investors who (a) has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of SPE, PCF or SWZ, or (b) is involved in making security recommendations to clients or has access to such recommendations that are nonpublic; and

(3)          such other persons as the Chief Compliance Officer shall designate.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Access Person” found in Rule 204A-1 promulgated under the Advisers Act.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following:

(1)          any Security owned individually by the Access Person;

(2)          any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

(3)          any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian).

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person provides the Chief Compliance Officer with satisfactory assurances that the Access Person does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 3 (Certification of No Beneficial Interest) in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Brokerage Account” means any account in which a Supervised Person can transact in Securities, including dividend reinvestment programs.

“Chief Compliance Officer” means Stephanie Darling.

“Entertainment” means any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose where the provider accompanies or participates with the Supervised Person. If the provider does not accompany or participate with the Supervised Person, then the Entertainment is considered a gift.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Fund” means Special Opportunities Fund, Inc., High Income Securities Fund, Total Return Securities Fund, and any public or private investment funds for which Bulldog Investors currently or in the future serves as investment adviser.

“Gift” means any good or service that has value. Customary promotional items, such as t-shirts, pens, and similar items that include the provider’s logo are not considered gifts.

“Immediate Family” of an Access Person means any of the following persons: child, stepchild, spouse, sibling, parent, stepparent, grandchild, grandparent, son-in-law, daughter-in-law, mother-in-law, father-in-law, sister-in-law and brother-in-law.

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Partner of Bulldog Investors” means each of Andrew Dakos and Phillip Goldstein.

“Outside Business Activities” means any activities that a Supervised Person may be engaged in outside of their employment with Bulldog Investors, including, but not limited to, service as an officer, director, partner, employee, consultant or independent contractor with any for profit or non-profit organization. A person may be engaged in an outside business activity if they are a) employed by any other person or entity; b) receiving compensation from any other person or entity; c) serving as an officer, director, or partner of another entity; or d) serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member.

“PCF” means High Income Securities Fund.

“Portfolio Manager” means a person who has or shares primary responsibility for the day-to-day management of a Fund’s or SMA’s portfolio.

“Proprietary Account” means the account of an Access Person maintained at Bulldog Investors and managed by the Portfolio Manager.

“Reportable fund” means any registered investment company for which Bulldog Investors serves as investment adviser, or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, Bulldog Investors.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank CDs, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than reportable funds; and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Security” includes stock, notes, closed-end funds, registered open-end investment companies, exchange traded funds (ETFs), bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“SMA” refers to separately-managed account clients of Bulldog Investors.

“SPE” means Special Opportunities Fund, Inc.

“Supervised Person” means any partner, officer, or employee of Bulldog Investors.

“SWZ” means Total Return Securities Fund.

VI.	APPENDICES TO THE CODE

The following appendices are attached to and are a part of the Code:

Appendix 1.  Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report

Appendix 2.  Certification of No Beneficial Interest

Appendix 3.  Disclosure Statement for Potential Conflicts of Interest

Appendix 4.  Outside Business Activities Disclosure.

Appendix 1

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

AND PERSONAL HOLDINGS REPORT

1.	By signing below, you acknowledge the following:

You have read the Code of Ethics and understand that it applies to you and to all Securities in which you have or acquire any Beneficial Interest. You have read the definition of “Beneficial Interest” and understand that you may be deemed to have a Beneficial Interest in Securities owned by members of your Immediate Family and that securities transactions effected by members of your Immediate Family may be subject to the Code.

You agree to comply with all of the provisions of the Code that apply to you.

You understand that you may be required to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

The information in this report is, to the best of your knowledge, accurate and complete.

2.            Please list below all Brokerage Accounts and Mutual Fund Accounts that hold Securities in which you may be deemed to have a Beneficial Interest. Please ensure that you have arranged for the Chief Compliance Officer to have electronic access to, or receive from each broker, duplicates of each account statement.

A.          Brokerage Accounts: If this is the first time you have identified an account, please provide to the Chief Compliance Officer the most recent account statement (current as of a date no more than 45 days prior to the date you execute this report). If you do not have a Beneficial Interest in any Brokerage Accounts, please indicate “None” below.

Name of Brokerage Firm	Account Title	Account Number

B.       Other Securities: If you have a Beneficial Interest in any Securities that are not held in a Brokerage account (e.g., private investments, limited partnership interests), please list the Securities below. The list of Securities must be current as of a date no more than 45 days prior to the date you execute this report. Indicate “None” if appropriate.

Owner of Security	Name of Security	Number of Shares/Principal Amount

(Attach a separate sheet if more space is necessary)

C.       401(k) Accounts: If you have a Beneficial Interest in any Securities that are held in 401(k) accounts over which you have direct or indirect influence or control, please include the account information below. If this is the first time you have identified an account, please provide to the Chief Compliance Officer the most recent account statement (current as of a date no more than 45 days prior to the date you execute this report). If you do not have a Beneficial Interest in any 401(k) accounts, please indicate “None” below.

Name of 401(k) Sponsoring Company	Account Title	Account Number

The information in this report is, to the best of your knowledge, accurate and complete

Access Person’s Name

Access Person’s Signature	Date

Appendix 2

CERTIFICATION OF NO BENEFICIAL INTEREST

I have read the Code and I understand that the requirement to submit quarterly transaction reports applies to me and to all Reportable Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by certain members of my Immediate Family and that securities transactions effected by members of my Immediate Family may therefore be subject to the Code.

The following accounts are maintained by one or more members of my Immediate Family who reside in my household:

Account Name	Account Number	Relationship of Immediate Family Member	Brokerage Firm

I certify that with respect to each of the accounts listed above (initial each line):

_____ I do not own individually or jointly with others any of the securities held in the account.

_____ I do not influence or control investment decisions for the account.

I agree that I will notify the Chief Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

Access Person’s Signature	Date

Print Name

Appendix 3

DISCLOSURE STATEMENT FOR POTENTIAL CONFLICTS OF INTEREST

Bulldog Investors maintains policies and procedures to identify potential conflicts of interest that may arise as a result of relationships that employees have with (i) issuers of securities that Bulldog Investors holds for its clients, (ii) any other public companies, and (iii) broker-dealers that execute transactions for Bulldog Investors’ clients. To assist with the administration of these policies and procedures, please respond to the following questions:

Are you, or to the best of your knowledge is any member of your immediate family, affiliated with an issuer of securities held by clients of Bulldog Investors? [Note: ownership of securities does not create an affiliation.] _____ Yes                 _____ No

If your answer is Yes, please describe affiliation below:

Are you, or to the best of your knowledge is any member of your immediate family, affiliated with any other public company? _____ Yes             _____ No

If your answer is Yes, please describe affiliation below:

Are you, or to the best of your knowledge is any member of your immediate family, affiliated with any broker-dealer? ____ Yes                              ____ No

If your answer is Yes, please describe affiliation below:

Are there any relationships that you maintain that have the potential for a conflict of interest with Bulldog Investors and its activities? _____ Yes                    _____ No

If your answer is Yes, please describe relationships below:

Access Person’s Name

Access Person’s Signature	Date

Appendix 4

OUTSIDE BUSINESS ACTIVITIES DISCLOSURE

If you are associated with an organization that is not affiliated with Bulldog Investors as an employee, officer, director, consultant, independent contractor, or otherwise, please provide the following information:

1.	Name and Address of Organization

2.	Nature of Organization, Description of Business

3.	Your Title, Position, or Association

4.	Brief Description of Your Duties (specify if responsibilities include handling the organization’s financial affairs)

5.	Amount of Time You Devote (or Plan to Devote) to Organization

6.	Percentage of Time You Devote to Organization During Normal Business Hours

7.	Amount of Any Compensation You Receive, if any, and the Frequency With Which it is Received

Signature	Date

Name